Exhibit 99

Richard L. Kinzel Chairman of the Board, President & CEO office (419) 627-2201 fax (419) 627-2234 rkinzel@cedarfair.com One Cedar Point Drive Sandusky, Ohio USA 44870-5259 NYSE: FUN	April 29, 2010

Q Funding III, L.P. and Q4 Funding, L.P.

301 Commerce Street, Suite 3200

Fort Worth, TX 76102-4140

Dear Q Funding III & Q4 Funding:

Thank you for your letter of April 28, 2010. We appreciate your thoughtful point of view and ongoing feedback regarding Cedar Fair.

As you know, it has long been our policy to maintain open dialogue with unitholders on any and all matters, including board candidates. Therefore, we welcome your input and perspective on future board candidates and look forward to engaging you in the nominating process.

You are correct in assuming that we have thoughts on how we might work together, and we look forward to discussing them with you. Like you, we are optimistic that we will be able to reach an arrangement that works for all parties.

We thank you for your assistance in this important fiduciary responsibility as well as your ongoing support of Cedar Fair.

Sincerely,

Richard L. Kinzel

Chairman of the Board,

President and CEO